Exhibit 99.1

PRESS RELEASE

PacWest Bancorp

(NASDAQ: PACW)

Contact: Phone: Fax:	Matthew P. Wagner Chief Executive Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067 310-728-1020 310-201-0498	Victor R. Santoro Executive Vice President and Chief Financial Officer 10250 Constellation Boulevard Suite 1640 Los Angeles, CA 90067 310-728-1021 310-201-0498

FOR IMMEDIATE RELEASE	October 27, 2009

PACWEST BANCORP ANNOUNCES RESULTS

FOR THE THIRD QUARTER OF 2009

—Net Earnings of $2.7 Million or $0.08 Per Share—

—Credit Loss Reserve at 3.15% of Net Non-Covered Loans—

—Average Core Deposits Increased $190.5 Million—

—Affinity Bank Acquisition Closed on August 28, 2009—

San Diego, California . . . PacWest Bancorp (Nasdaq: PACW) today announced a net earnings for the third quarter of 2009 of $2.7 million, or $0.08 per diluted share, compared to a net loss of $5.7 million, or $0.18 per diluted share, for the second quarter of 2009.  Third quarter operating results include the operating results of Affinity Bank (“Affinity”) which was acquired in an FDIC-assisted transaction on August 28, 2009.  The excess of the acquired assets over assumed liabilities resulted in an after-tax net gain of $38.9 million.  Third quarter operating results also include a $43.5 million after-tax provision for credit losses

This press release contains certain non-GAAP financial disclosures for tangible capital.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Because the use of tangible capital amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible capital ratios in addition to equity to assets ratios.  Please refer to the table at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

THIRD QUARTER RESULTS

	Third	Second
In thousands, except per share data and percentages	Quarter 2009	Quarter 2009

Net earnings (loss)	$2,725	$(5,740)
Diluted earnings (loss) per share	$0.08	$(0.18)
Return on average assets	0.22%	(0.52)%
Return on average equity	2.23%	(4.88)%
Efficiency ratio	37.1%	85.5%
Net interest margin	4.73%	4.92%

At quarter end:
Allowance for credit losses to non-covered loans (1), net of unearned income	3.15%	1.97%
Equity-to-assets:
Consolidated Company	9.45%	10.37%
Pacific Western Bank	10.85%	11.41%
Tangible common equity ratios:
Consolidated Company	8.85%	9.65%
Pacific Western Bank	10.26%	10.71%

(1) Non-covered loans represent legacy Pacific Western Bank Loans and exclude all loans acquired in the Affinity acquisition.  Affinity loans are “covered” loans as defined in the loss sharing agreement with the FDIC.  See the section “AFFINITY ACQUISITION” for further information.

The increase in net earnings of $8.5 million between the third quarter of 2009 and the second quarter of 2009 is due mainly to the combination of higher net interest income ($2.0 million after tax), a higher provision for credit losses ($33.1 million after tax), the gain from the Affinity acquisition ($38.9 million after tax) and lower noninterest expenses ($487,000 after tax).  The decrease in the efficiency ratio for the linked quarters of 2009 was due mostly to the gain from the Affinity acquisition which reduced the third quarter efficiency ratio by 4,160 basis points from 78.7% to 37.1%.

Matt Wagner, Chief Executive Officer, commented, “We were busy on numerous fronts during the third quarter: we acquired Affinity, raised $50 million in capital with warrants for up to an additional $50 million, continued to lend to existing and new customers, addressed problem credits early and had meaningful core deposit growth.  All these efforts contributed to strengthening the Bank and helping us grow in this challenging environment.  Our considerable capital position and strong franchise have allowed us to benefit in these times and to further augment our footprint and operations. While we see some indications of stability, we remain cautious about the economic landscape and optimistic about future opportunities for our Company.”

Vic Santoro, Executive Vice President and Chief Financial Officer, stated, “Our third quarter balance sheet reflects our continuing operating strength in an uncertain environment: our net interest margin remained strong, on-balance sheet liquidity grew, and our deposit cost dropped to 85 basis points.  We contributed significantly to our allowance for credit losses and boosted the ratio of allowance to non-covered loans to 3.15%.  Our core earnings, low cost deposit base and strong capital position give us the ability to both support the Bank and create operating and strategic flexibility for the Company during a tough credit and economic cycle.”

YEAR TO DATE RESULTS

	Nine months ended
	September 30,
In thousands, except per share data and percentages	2009	2008

Net loss as reported	$(1,570)	$(737,686)
Diluted loss per share	$(0.06)	$(27.17)

Efficiency ratio	56.3%	467.6%
Net interest margin	4.78%	5.48%

The lower net loss for the nine months ended September 30, 2009 compared to the same period last year was due mostly to the $761.7 million goodwill write-off recorded in 2008.  When compared to 2008, the 2009 period shows lower net interest income ($8.6 million after tax), higher provision for credit losses ($40.6 million after tax), higher OREO costs ($9.8 million after tax) and higher FDIC insurance assessments ($3.0 million after tax) partially offset by the gain from the Affinity acquisition ($38.9 million after tax).  The gain from the Affinity acquisition reduced the 2009 efficiency ratio to 56.3% from 78.4%.  The goodwill write-off increased the 2008 efficiency ratio from 59.2% to 467.6%.

BALANCE SHEET CHANGES

Gross loans increased $583.7 million during the third quarter with the Affinity acquisition adding $666.3 million in loans.  When the Affinity loans are excluded, gross loans decreased $82.7 million.  We nevertheless remain active in our marketplace serving our customers with loans to new and existing customers of approximately $191.0 million during the third quarter and $382.4 million on a year-to-date basis.

Total deposits increased $794.3 million during the third quarter.  As of September 30, the Affinity acquisition added $780.8 million in deposits and legacy deposits increased $13.4 million.  Brokered and acquired money desk deposits increased to $33.0 million at September 30, 2009 from $31.8 million at June 30, 2009; the September 30 balance includes Affinity’s brokered and money desk deposits.  Legacy core deposits, which include noninterest-bearing demand, interest-bearing checking, savings and money market deposits, increased $80.5 million during the third quarter and $211.4 million year-to-date.  At September 30, 2009, noninterest-bearing demand deposits totaled $1.3 billion and represented 31% of total deposits.  Noninterest-bearing deposits as a percentage of total deposits declined during the third quarter due to the acquisition of Affinity’s high concentration of time deposits.  As with prior acquisitions, we expect to restructure Affinity’s deposit base over the next several quarters to align it more closely with our mix and focus on core deposits.

The $150.4 million increase in Federal Home Loan Bank (FHLB) borrowings during the third quarter resulted from the Affinity acquisition.

COVERED ASSETS

As part of the Affinity acquisition, we entered into a loss sharing agreement with the FDIC that covers a substantial portion of any future losses on loans, other real estate owned and certain investment securities. The terms of such loss sharing agreement are described more fully below.    A summary of the covered assets at September 30, 2009 are shown in the following table.

Covered Assets
(In thousands)
Gross loans	$666,312
Investment securities	54,499
Other real estate owned	26,778
Total covered assets	$747,589

NET INTEREST INCOME

Net interest income totaled $54.2 million for the third quarter of 2009 compared to $50.7 million for the second quarter of 2009.  The $3.5 million net increase is largely composed of higher loan and investment interest income of $3.0 million and $1.1 million, respectively, offset by higher deposit and borrowing costs of $641,000.  Loan and investment interest income increased due mostly to higher average balances.  The increase in interest expense on deposits is due to higher average balances partially offset by lower offering rates on existing accounts.  The increase in interest expense on borrowings is due to higher average balances.

Net interest income decreased $14.9 million for the nine months ended September 30, 2009 compared to the same period of 2008.  The decrease is due mostly to reduced loan interest income from lower yields.  Loan yields are down year-over-year due to the lower level of market interest rates coupled with higher nonaccrual loans.  The decline in market interest rates also contributed to lower interest expense.

NET INTEREST MARGIN

Our net interest margin for the third quarter of 2009 was 4.73%, a decrease of 19 basis points when compared to the second quarter of 2009 net interest margin of 4.92%.  The net interest margin was 4.80% in July, 4.57% in August and 4.79% in September.  The yield on average loans was 6.20% for the third quarter of 2009 compared to 6.31% for the second quarter and the loan yield for the month of September was 6.45%.  Net reversals of interest income on nonaccrual loans negatively impacted the third quarter’s net interest margin and loan yield by 12 basis points.

To offset the decrease in loan yield, we have managed down our deposit costs, increased our noninterest-bearing demand deposits and replaced higher-cost acquired deposits with less expensive FHLB advances.  Deposit pricing and improved deposit mix led to a 12 basis point decrease in the cost of interest-bearing deposits to 1.31% for the third quarter and a 5 basis point decrease in our all-in deposit cost to 0.85%.  On a monthly basis, all-in deposit cost was 0.83% in July, 0.82% in August and 0.89% in September.  Our relatively low cost of deposits is driven by demand deposit balances, which averaged 35% of average total deposits during the third quarter of 2009.  Average core deposits increased $190.5 million quarter-over-quarter with Affinity contributing $100.0 million.  The overall cost of interest-bearing liabilities was 1.72% for the third quarter of 2009, down 17 basis points from the second quarter due mostly to lower time deposit costs.  The cost of interest-bearing liabilities decreased to 1.61% in September 2009 from 1.85% in June 2009.

The net interest margin for the nine months ended September 30, 2009 was 4.78%, a decrease of 70 basis points when compared to the same period of 2008.  The decrease is due mostly to lower market interest rates and increased nonaccrual loans.

NONINTEREST INCOME

Noninterest income for the third quarter of 2009 totaled $72.6 million compared to $5.4 million in the second quarter of 2009.  The increase is due to the $67.0 million gain from the Affinity acquisition.

Noninterest income increased $66.2 million for the nine months ended September 30, 2009 compared to the amount earned during the same period in 2008 due mostly to the gain from the Affinity acquisition.

NONINTEREST EXPENSE

Noninterest expense decreased $840,000 to $47.1 million in the third quarter of 2009 from $47.9 million in the second quarter.  Such decrease is due mostly to a combination of lower OREO costs, lower deposit insurance expenses, and added costs from the Affinity acquisition.  The third quarter OREO expenses include holding costs of $2.2 million, carrying value write-downs and loss provisions of $6.2 million and net realized gains on sales of $185,000.  The FDIC special deposit insurance assessment of $2.0 million was accrued in the second quarter; there was no such accrual in the third quarter.  Compensation costs increased quarter-over-quarter due to increased staff levels from the Affinity acquisition and higher accruals.  Noninterest expenses related to the Affinity acquisition for the month of September totaled $2.5 million.

Noninterest expense includes amortization of time-based and performance-based restricted stock, which is included in compensation, and intangible asset amortization.  Amortization of restricted stock totaled $2.2 million for the third quarter of 2009 compared to $1.9 million for the second quarter of 2009.  Amortization expense for restricted stock awards is estimated to be $8.1 million for 2009.  Intangible asset amortization totaled $2.6 million for the third quarter of 2009 and $2.4 million for the second quarter of 2009 and is estimated to be $10.2 million for 2009.  The 2009 estimates of both restricted stock award expense and intangible asset amortization are subject to change.

Goodwill of $761.7 million was written off in the first half of 2008.  The remaining $23.6 million increase in noninterest expense is due to higher OREO costs of $16.9 million, higher insurance costs of $5.1 million, and higher occupancy costs of $1.2 million.  The higher insurance costs relate entirely to higher FDIC deposit insurance premiums, including the cost to participate in the Temporary Liquidity Guarantee Program and the second quarter of 2009 special FDIC assessment.

TAXES

The effective tax rate for the third quarter of 2009 was 42.9% compared to 41.7% for the second quarter of 2009.  The increase in the effective tax rate for the third quarter compared to the second quarter is due to estimates for certain non-deductible expenses.  The Company’s blended Federal and State statutory rate is 42.0%.

AFFINITY ACQUISITION

On August 28, 2009, Pacific Western Bank acquired certain assets and liabilities of Affinity from the Federal Deposit Insurance Corporation (“FDIC”) in an FDIC-assisted transaction.  The FDIC assistance is embodied in a loss sharing agreement with the FDIC that covers a substantial portion of any future losses on loans, other real estate owned and certain investment securities.  Under the terms of such loss sharing agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $234 million of losses and absorb 95% of losses and share in 95% of loss recoveries on losses exceeding $234 million.  The loss sharing arrangement for non-residential and residential loans is in effect for 5 years and 10 years from the August 28, 2009 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.

The acquisition has been accounted for under the purchase method of accounting.  The assets and liabilities, both tangible and intangible, were recorded at their estimated fair values as of the August 28, 2009 acquisition date.  Such fair values are preliminary estimates and are subject to adjustment for up to one-year after the acquisition date.  The application of the purchase method of accounting resulted in a gain of $67.0 million, or $38.9 million after tax.  Such gain represents the excess of the estimated fair value of the assets acquired over the estimated fair value of the liabilities assumed.

A summary of the estimated fair value adjustments resulting in the net gain follows:

August 28, 2009
(In thousands)
Affinity’s cost basis net assets on August 28, 2009	$45,839
Cash payment received from the FDIC	87,161
Fair value adjustments
Loans	(138,304)
Other real estate owned	(15,759)
FDIC loss sharing receivable	107,718
FHLB borrowings	(16,571)
Core deposit intangible	2,812
Time deposits	(5,542)
Miscellaneous	(365)
Income tax liability	(28,135)
Net after-tax gain from Affinity acquisition	$38,854

A statement of the net assets acquired in the Affinity acquisition as of August 28, 2009 is shown below.

August 28, 2009
(In thousands)
Assets
Cash and cash equivalents	$251,679
Investment securities:
Covered by loss-sharing	55,271
Not covered by loss-sharing	120,130
Loans covered by loss-sharing	675,616
Other real estate owned covered by loss-sharing	22,897
Core deposit intangible	2,812
FDIC loss sharing receivable	107,718
Other assets	9,282
Total assets acquired	1,245,405

Liabilities
Deposits	868,176
Securities sold under repurchase agreements	16,310
FHLB borrowings	289,492
Other liabilities	32,573
Total liabilities	1,206,551

Net assets acquired	$38,854

Our results of operations for the quarter ended September 30, 2009, include the results from the Affinity acquisition from its August 28, 2009 acquisition date.  The income and expense items attributable to the Affinity acquisition are summarized below; such amounts and the resultant net earnings are not indicative of future operating results.

September 30, 2009
(In thousands)
Interest income	$6,041
Interest expense	1,491
Net interest income	4,550
Noninterest income	71
Noninterest expense
Compensation	988
Occupancy	413
Data processing	121
Insurance and assessments	113
Intangible asset amortization	234
Other professional services	450
Other	165
Total noninterest expense	2,484
Income taxes	897
Net earnings	$1,240

A summary of loans acquired in the Affinity acquisition as of August 28, 2009 and the related discounts is as follows:

	Credit-impaired loans	Other loans	Total
	(Dollars in thousands)

Commercial and industrial	$622	$11,565	$12,187
Healthcare	9,667	45,463	55,130
Construction:
Commercial	26,922	—	26,922
Residential	85,097	—	85,097
Acquisition and development:
Residential acquisition and development	33,686	—	33,686
Multifamily acquisition and development	12,816	—	12,816
Commercial real estate	100,312	179,890	280,202
Multifamily	97,834	185,509	283,343
Residential, Home equity credit lines & Consumer	654	23,883	24,537
Total loans	367,610	446,310	813,920
Total discount resulting from acquisition date fair value adjustments	(94,442)	(43,862)	(138,304)
Net loans	$273,168	$402,448	$675,616

Weighted average remaining contractual life in years	3.8	7.2	6.3

CREDIT QUALITY

Our loan portfolio, including both non-covered and covered loans, continues to experience pressure from economic trends in Southern California.  We expect that such pressures will continue for the remainder of 2009 and into 2010.

Non-covered Loans and Other Real Estate Owned

The credit loss provision for the third quarter of 2009 of $75.0 million is applicable to non-covered loans only and was based on our reserve methodology and considered, among other factors, net charge-offs, the level and trends of classified, criticized, past due and nonaccrual loans, general market conditions and portfolio concentrations.  At September 30, 2009, the allowance for credit losses totaled $120.6 million and represented 3.15% of non-covered loans net of unearned income compared to $76.7 million and 1.97% at the end of June.  The increase in the allowance reflects higher classified and nonaccrual loans and elevated charge-offs and risk levels in the hospitality and commercial real estate loan portfolios.

Non-covered nonperforming assets include non-covered nonaccrual loans and non-covered OREO and totaled $232.8 million at the end of September compared to $203.5 million at the end of June. The ratio of non-covered nonperforming assets to non-covered loans and non-covered OREO increased to 6.03% at September 30, 2009 from 5.15% at June 30, 2009.  The increase in non-covered nonperforming assets is due to higher non-covered nonaccrual loans.

The types of non-covered loans included in the nonaccrual and accruing loans past due between 30 and 89 days categories as of September 30, 2009 and June 30, 2009 follow:

	Nonaccrual loans (1)				Accruing and over 30 days past due (1)
	September 30, 2009		June 30, 2009		September 30,	June 30,
	As a % of		As a % of		2009	2009
Loan category	loan category	Balance	loan category	Balance	Balance	Balance
	(Dollars in thousands)

SBA 504	22.0%	$26,945	5.3%	$6,497	$1,112	$14,821
SBA 7(a) and Express	24.6%	9,929	24.6%	10,028	32	529
Residential construction	33.0%	38,709	35.6%	49,071	—	2,606
Commercial real estate	2.7%	58,432	1.0%	21,029	6,234	7,087
Commercial construction	6.6%	14,713	3.4%	8,606	2,770	1,170
Commercial	0.5%	3,952	3.0%	21,760	3,237	1,199
Commercial land	1.6%	898	1.4%	1,058	8,592	—
Residential other	17.0%	20,795	16.0%	20,504	1,092	101
Residential land	20.7%	17,219	23.4%	17,940	308	—
Residential multifamily	1.8%	1,795	0.3%	301	1,292	—
Other, including foreign	0.3%	231	0.2%	123	243	40
	5.1%	$193,618	4.0%	$156,917	$24,912	$27,553

(1) Excludes covered loans acquired in the Affinity acquisition.

The $36.7 million net increase in nonaccrual loans during the third quarter is composed of additions of $85.0 million, repayments, payoffs and returns to accrual status of $28.9 million, charge-offs of $11.4 million, and foreclosures of $8.0 million. The increase in nonaccrual loans includes four hotel loans totaling $21.9 million, a $17.2 million loan secured by a high-end golf course facility located in the desert region, SBA 504 1st and 2nd mortgage loans on hotels and office buildings totaling $20.6 million, and $10.8 million in completed construction projects.  There was one previous nonaccrual commercial loan for $13.7 million that was partially repaid, restructured, and returned to accrual status.  Third quarter foreclosures include a $4.6 million completed commercial construction project located in the desert region.

The most significant loans which have remained on nonaccrual status during the third quarter include a $13.0 million residential construction loan collateralized by 28 remaining units of a 32-unit condo project in Orange County, a $13.2 million residential loan for an 85 lot in-fill development in the South Bay area of Southern California, and an $11.8 million “residential other” loan secured by two exclusive residential properties in San Diego.

Included in the non-covered nonaccrual loans at the end of September are $36.9 million of SBA related loans representing 19% of total non-covered nonaccrual loans at that date.  The SBA 504 loans are secured by first trust deeds on owner-occupied business real estate with loan-to-value ratios of generally 50% or less at the time of origination.  SBA 7(a) loans are secured by borrowers’ real estate and/or business assets and are covered by an SBA guarantee of up to 85% of the loan amount.  The SBA guaranteed portion on the 7(a) and Express loans shown above is $8.2 million.  At September 30, 2009, the SBA loan portfolio totaled $163.9 million and was composed of $123.4 million in SBA 504 loans and $40.5 million in SBA 7(a) and Express loans.

Non-covered loans accruing and over 30 days past due decreased $2.6 million during the third quarter to $24.9 million due to $24.2 million in additions, $18.7 million in loans moved to nonaccrual status, $6.6 million in loans brought current and $1.5 million of charge-offs and paydowns.

The activity in non-covered OREO during the third quarter of 2009 included 7 sales for $10.3 million, write-downs and loss provisions of $6.2 million and 6 additions of $9.1 million.  The write-downs were based on new appraisals or negotiated sales prices with buyers.  The details of non-covered OREO as of September 30, 2009 and June 30, 2009 follow:

	Balance as of
Property Type	September 30, 2009	June 30, 2009
	(Dollars in thousands)
Improved residential land	$3,009	$2,611
Commercial real estate	27,863	28,021
Residential condominiums	2,418	2,418
Single family residences	5,920	13,532
Total	$39,210	$46,582

Our exposure to non-covered nonowner-occupied residential construction loans was reduced by $20.8 million during the third quarter to $188.0 million at the end of September.  The reduction was due mostly to $28.3 million in payoffs and $700,000 in foreclosures.

The details of the non-covered nonowner-occupied residential construction loan portfolio as of the dates indicated follow:

	As of September 30, 2009			As of June 30, 2009
Loan Category	Balance	Number of loans	Average loan balance	Balance
	(Dollars in thousands)

Residential land acquisition and development	$60,651	18	$3,370	$53,552
Residential nonowner-occupied single family	52,204	21	2,486	66,320
Unimproved residential land	39,748	13	3,058	48,169
Residential multifamily	35,423	8	4,428	40,798
	$188,026	60	$3,134	$208,839

Our largest non-covered loan portfolio concentration is the real estate mortgage category, which includes loans secured by commercial and residential real estate.  The following table presents our non-covered real estate mortgage loan portfolio as of the dates indicated.

Loan Category	At September 30, 2009	At June 30, 2009
	(Dollars in thousand)
Commercial real estate mortgage
100% owner-occupied	$383,213	$372,828
Hotels and other hospitality	278,489	284,980
Nonowner-occupied office building, industrial and warehouse facilities	1,596,215	1,607,899
Total commercial real estate mortgage	2,257,917	2,265,707

Residential real estate mortgage:
Multi-family	107,842	105,450
Single family owner-occupied	92,227	86,389
Single family nonowner-occupied	42,534	53,746
Total residential real estate mortgage	242,603	245,585
Total real estate mortgage	$2,500,520	$2,511,292

Covered Loans and Other Real Estate Owned

As part of the Affinity acquisition, we entered into a loss sharing agreement with the FDIC that covers a substantial portion of any future losses on loans, other real estate owned and certain investment securities.  Under the terms of such loss sharing agreement, the FDIC will absorb 80% of losses and share in 80% of loss recoveries on the first $234 million of losses and absorb 95% of losses and share in 95% of loss recoveries on losses exceeding $234 million.  The loss sharing arrangement for non-residential and residential loans is in effect for 5 years and 10 years, respectively, from the August 28, 2009 acquisition date and the loss recovery provisions are in effect for 8 years and 10 years, respectively, from the acquisition date.  A summary of loans that would normally be considered nonaccrual except for the accounting requirements regarding purchased impaired loans, and other real estate owned covered by the loss sharing agreement (“covered nonaccrual loans” and  “covered OREO”; collectively, “covered nonperforming assets”) at September 30, 2009 follows.

Covered Nonperforming Assets
September 30, 2009
(In thousands)
Covered nonaccrual loans	$130,656
Covered OREO	26,778
Total covered nonperforming assets	$157,434

STOCKHOLDERS’ EQUITY

On June 16, 2009, PacWest Bancorp filed a registration statement with the SEC to offer to sell, from time to time, shares of common stock, preferred stock, and other equity-linked securities, for an aggregate initial offering price of up to $150 million.  The registration statement was declared effective on June 30, 2009.  Proceeds from the offering are anticipated to be used to fund future acquisitions of banks and financial institutions and for general corporate purposes.

On August 25, 2009, PacWest Bancorp sold in a direct placement to institutional investors 2.7 million shares of common stock for $50 million, or a per share price of $18.36 which was the closing price of PacWest’s common stock on Monday August 24, 2009.  In addition to the issuance of the common shares, PacWest issued to each investor two warrants exercisable for common shares worth up to an additional $50 million in the aggregate with an exercise price of $20.20 per share, or 110% of the price per share at which the initial $50 million was sold.  The Series A warrants expire in six months on February 25, 2010 and the Series B warrants expire in 12 months on August 25, 2010.  The common shares sold, the warrants and the shares underlying the warrants are to be issued under PacWest Bancorp’s $150 million shelf registration statement.

REGULATORY CAPITAL MEASURES ARE ABOVE THE WELL-CAPITALIZED MINIMUMS

PacWest and its wholly-owned banking subsidiary, Pacific Western Bank, each remained well capitalized at September 30, 2009 as shown in the following table.

	Minimum
	Regulatory
	Requirements	Actual
	Well	Pacific	Company
	Capitalized	Western	Consolidated
Tier 1 leverage capital ratio	5.00%	11.70%	12.67%
Tier 1 risk-based capital ratio	6.00%	13.25%	14.34%
Total risk-based capital	10.00%	14.52%	15.61%
Equity-to-assets	N/A	10.85%	9.45%
Tangible common equity ratio	N/A	10.26%	8.85%

EARNINGS PER SHARE

New accounting guidance adopted on January 1, 2009 clarified that all outstanding unvested share-based payment awards that contain rights to nonforfeitable dividends participate in undistributed earnings with common shareholders. Awards of such nature are considered participating securities and the two-class method of computing basic and diluted earnings per share must be applied. All of our unvested restricted stock participates with common stockholders in dividends declared and paid by the Company.  Application of the guidance generally results in a reduction of net earnings available to common stockholders and lower earnings per share when compared to the previous requirements.  Application of the guidance had no effect on the reported amounts of earnings per share for the third quarter of 2008.  The effect on the net loss per share for the nine months ended September 30, 2008 was an increase of $0.02 to $27.17 from $27.15.

ABOUT PACWEST BANCORP

PacWest Bancorp is a bank holding company with $5.5 billion in assets as of September 30, 2009, with one wholly-owned banking subsidiary, Pacific Western Bank. Through 69 full-service community banking branches, including10 branches of the former Affinity Bank, Pacific Western provides commercial banking services, including real estate, construction and commercial loans, to small and medium-sized businesses. Pacific Western’s branches are located in Los Angeles, Orange, Riverside, San Diego and San Bernardino Counties.  Former Affinity Bank branches are also located in San Mateo, San Francisco and Ventura Counties.  Through its subsidiary BFI Business Finance and its division First Community Financial, Pacific Western also provides working capital financing to growing companies located throughout the Southwest, primarily in the states of Arizona, California and Texas. Additional information regarding PacWest Bancorp is available on the Internet at www.pacwestbancorp.com. Information regarding Pacific Western Bank is also available on the Internet at www.pacificwesternbank.com.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking information about PacWest that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are forward-looking statements. Such statements involve inherent risks and uncertainties, many of which are difficult to predict and are generally beyond the control of the Company. We caution readers that a number of important factors could cause actual results to differ materially from those expressed in, implied or projected by, such forward-looking statements. Risks and uncertainties include, but are not limited to: lower than expected revenues; credit quality deterioration or a pronounced and sustained reduction in real estate values could cause an increase in the allowance for credit losses and a reduction in net earnings; increased competitive pressure among depository institutions; the Company’s ability to complete future acquisitions, successfully integrate such acquired entities, or achieve expected beneficial synergies and/or operating efficiencies within expected time-frames or at all; the possibility that personnel changes will not proceed as planned; the cost of additional capital is more than expected; a change in the interest rate environment reduces interest margins; asset/liability repricing risks and liquidity risks; pending legal matters may take longer or cost more to resolve or may be resolved adversely to the Company; general economic conditions, either nationally or in the market areas in which the Company does or anticipates doing business, are less favorable than expected; environmental conditions, including natural disasters, may disrupt our business, impede our operations, negatively impact the values of collateral securing the Company’s loans or impair the ability of our borrowers to support their debt obligations; the economic and regulatory effects of the continuing war on terrorism and other events of war, including the war in Iraq; legislative or regulatory requirements or changes adversely affecting the Company’s business; and changes in the securities markets; regulatory approvals for any capital activities cannot be obtained on the terms expected or on the anticipated schedule; and, other risks that are described in PacWest’s public filings with the U.S. Securities and Exchange Commission (the “SEC”). If any of these risks or uncertainties materializes or if any of the assumptions underlying such forward-looking statements proves to be incorrect, PacWest’s results could differ materially from those expressed in, implied or projected by such forward-looking statements. PacWest assumes no obligation to update such forward-looking statements.

For a more complete discussion of risks and uncertainties, investors and security holders are urged to read PacWest Bancorp’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PacWest with the SEC.  The documents filed by PacWest with the SEC may be obtained at PacWest Bancorp’s website at www.pacwestbancorp.com or at the SEC’s website at www.sec.gov.  These documents may also be obtained free of charge from PacWest by directing a request to: PacWest Bancorp c/o Pacific Western Bank, 275 North Brea Boulevard, Brea, CA 92821.  Attention: Investor Relations. Telephone 714-671-6800.

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30	June 30,	December 31,
	2009	2009	2008
	(In thousands, except share data)
Assets:
Cash and due from banks	$98,910	$102,351	$100,925
Federal funds sold	—	—	165
Total cash and cash equivalents	98,910	102,351	101,090

Interest-bearing deposits in financial institutions	199,899	83,564	58,780

Federal Home Loan Bank stock, at cost	50,429	33,782	33,782
Securities available-for-sale, at estimated fair value	362,056	161,036	121,577
Total securities	412,485	194,818	155,359

Non-covered loans, net of unearned income	3,822,685	3,904,366	3,987,891
Allowance for loan losses	(114,575)	(72,122)	(63,519)
Non-covered loans, net	3,708,110	3,832,244	3,924,372
Covered loans	666,312	—	—
Total loans	4,374,422	3,832,244	3,924,372

Premises and equipment	23,118	23,611	24,675

Non-covered other real estate owned, net	39,210	46,583	41,310
Covered other real estate owned, net	26,778	—	—
Total other real estate owned	65,988	46,583	41,310

Intangible assets	35,651	35,417	39,922
Cash surrender value of life insurance	65,646	66,593	70,588
FDIC loss sharing receivable	107,718	—	—
Other assets	95,761	91,055	79,406
Total assets	$5,479,598	$4,476,236	$4,495,502

Liabilities and Stockholders’ Equity:
Liabilities:
Noninterest-bearing deposits	$1,271,197	$1,227,891	$1,165,485
Interest-bearing deposits	2,776,390	2,025,420	2,309,730
Total deposits	4,047,587	3,253,311	3,475,215

Accrued interest payable and other liabilities	49,195	43,931	64,567
Borrowings	735,419	585,000	450,000
Subordinated debentures	129,848	129,897	129,994
Total liabilities	4,962,049	4,012,139	4,119,776

Stockholders’ Equity	517,549	464,097	375,726
Total Liabilities and Stockholders’ Equity	$5,479,598	$4,476,236	$4,495,502

Shares outstanding (including 1,186,868 shares at September 30, 2009, 1,237,423 shares at June 30, 2009, and 1,309,586 shares at December 31, 2008, underlying unvested stock awards)	35,022,552	32,310,308	28,516,106

Tangible book value per share	$13.76	$13.27	$11.78
Book value per share	$14.78	$14.36	$13.18

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (LOSS)

				Nine Months Ended
	Quarters Ended			September 30,
	9/30/09	6/30/09	9/30/08	2009	2008
	(In thousands, except per share data)
Interest income:
Interest and fees on loans	$64,658	$61,663	$68,712	$188,168	$213,901
Interest on federal funds sold	—	—	23	—	86
Interest on time deposits in other financial institutions	111	37	1	209	6
Interest on investment securities	2,741	1,641	1,808	5,928	5,370
Total interest income	67,510	63,341	70,544	194,305	219,363

Interest expense:
Interest expense on deposits	7,754	7,367	9,001	24,441	29,741
Interest expense on borrowings	3,989	3,626	4,538	11,197	14,525
Interest expense on subordinated debentures	1,530	1,639	2,030	4,948	6,490
Total interest expense	13,273	12,632	15,569	40,586	50,756
Net interest income before provision for credit losses	54,237	50,709	54,975	153,719	168,607
Provision for credit losses	75,000	18,000	7,500	107,000	37,000
Net interest income (loss) after provision for credit losses	(20,763)	32,709	47,475	46,719	131,607

Noninterest income:
Service charges on deposit accounts	2,960	3,009	3,165	9,118	9,594
Other commissions and fees	1,721	1,746	1,884	5,152	5,215
Gain (loss) on sale of loans	—	—	—	—	(303)
Gain on sale of securities, net	—	—	81	—	81
Increase in cash surrender value of life insurance	371	394	632	1,204	1,836
Other income	584	224	290	1,616	1,462
Gain from Affinity acquisition	66,989	—	—	66,989	—
Total noninterest income	72,625	5,373	6,052	84,079	17,885

Noninterest expense:
Compensation	20,128	18,394	19,332	57,853	57,097
Occupancy	6,435	6,462	6,321	19,283	18,121
Data processing	1,810	1,677	1,495	5,115	4,642
Other professional services	1,857	1,486	1,768	4,867	4,852
Business development	528	625	650	1,878	2,255
Communications	762	688	745	2,143	2,385
Insurance and assessments	2,010	3,871	1,025	7,479	2,375
Other real estate owned, net	8,141	9,231	1,369	18,369	1,470
Intangible asset amortization	2,578	2,367	2,274	7,192	7,288
Reorganization and lease charges	—	—	—	1,215	258
Legal settlement	—	—	—	—	780
Goodwill write-off	—	—	—	—	761,701
Other	2,842	3,130	2,878	8,597	8,892
Total noninterest expense	47,091	47,931	37,857	133,991	872,116
Earnings (loss) before income taxes	4,771	(9,849)	15,670	(3,193)	(722,624)
Income taxes	2,046	(4,109)	6,119	(1,623)	15,062
Net earnings (loss)	$2,725	$(5,740)	$9,551	$(1,570)	$(737,686)

Per share information
Basic earning (loss) per share	$0.08	$(0.18)	$0.35	$(0.06)	$(27.17)
Diluted earning (loss) per share	$0.08	$(0.18)	$0.35	$(0.06)	$(27.17)

UNAUDITED AVERAGE BALANCE SHEETS

	Quarters Ended			Nine Months Ended
	9/30/09	6/30/09	9/30/08	9/30/09	9/30/08
	(Dollars in thousands)
Average Assets:
Loans, net of unearned income	$4,140,220	$3,921,561	$3,893,836	$4,000,774	$3,961,008
Investment securities	262,816	179,976	136,383	203,065	142,179
Federal funds sold	4	—	4,837	87	4,806
Interest-bearing deposits in financial institutions	150,358	33,835	235	92,367	295
Average earning assets	4,553,398	4,135,372	4,035,291	4,296,293	4,108,288
Other assets	304,817	279,331	267,643	288,345	680,462
Average total assets	$4,858,215	$4,414,703	$4,302,934	$4,584,638	$4,788,750

Average Liabilities and Stockholders’ Equity:
Average liabilities
Noninterest-bearing deposits	$1,274,968	$1,223,169	$1,232,660	$1,220,809	$1,254,130

Interest checking	402,503	370,664	351,863	374,551	364,981
Money market accounts	1,001,609	891,610	995,617	912,130	1,056,854
Savings	111,184	114,339	100,720	116,133	102,130
Time deposits	841,001	692,439	502,456	810,820	447,807
Interest-bearing deposits	2,356,297	2,069,052	1,950,656	2,213,634	1,971,772
Average deposits	3,631,265	3,292,221	3,183,316	3,434,443	3,225,902
Subordinated debentures	129,876	129,924	130,082	129,925	132,677
Borrowings	567,320	475,634	566,049	498,611	593,023
Other liabilities	44,117	45,458	47,233	49,098	48,741
Average liabilities	4,372,578	3,943,237	3,926,680	4,112,077	4,000,343
Average equity	485,637	471,466	376,254	472,561	788,407
Average liabilities and stockholders’ equity	$4,858,215	$4,414,703	$4,302,934	$4,584,638	$4,788,750

Yield Analysis:
Average earning assets	$4,553,398	$4,135,372	$4,035,291	$4,296,293	$4,108,288
Yield	5.88%	6.14%	6.95%	6.05%	7.13%
Average interest-bearing deposits	$2,356,297	$2,069,052	$1,950,656	$2,213,634	$1,971,772
Cost	1.31%	1.43%	1.84%	1.48%	2.01%
Average deposits	$3,631,265	$3,292,221	$3,183,316	$3,434,443	$3,225,902
Cost	0.85%	0.90%	1.12%	0.95%	1.23%
Average interest-bearing liabilities	$3,053,493	$2,674,610	$2,646,787	$2,842,170	$2,697,472
Cost	1.72%	1.89%	2.34%	1.91%	2.51%
Average subordinated debentures	$129,876	$129,924	$130,082	$129,925	$132,677
Cost	4.67%	5.06%	6.21%	5.09%	6.53%
Average borrowings	$567,320	$475,634	$566,049	$498,611	$593,023
Cost	2.79%	3.06%	3.19%	3.00%	3.27%
Average interest sensitive liabilities	$4,328,461	$3,897,779	$3,879,447	$4,062,979	$3,951,602
Cost	1.22%	1.30%	1.60%	1.34%	1.72%

Interest spread	4.16%	4.25%	4.61%	4.14%	4.62%
Net interest margin	4.73%	4.92%	5.42%	4.78%	5.48%

DEPOSITS (unaudited)

	As of the Dates Indicated
	9/30/09	6/30/09	12/31/08
	(Dollars in thousands)
Transaction accounts:
Demand deposits	$1,271,197	$1,227,891	$1,165,485
Interest checking	432,273	366,126	342,241
Total transaction accounts	1,703,470	1,594,017	1,507,726
Non-transaction accounts:
Money market	1,124,511	897,152	837,873
Savings	111,365	109,910	124,603
Time deposits under $100,000	489,580	250,826	611,083
Time deposits over $100,000	618,661	401,406	393,930
Total non-transaction accounts	2,344,117	1,659,294	1,967,489
Total deposits	$4,047,587	$3,253,311	$3,475,215

LOAN CONCENTRATION (unaudited)

Legacy Pacific Western Bank Loans

	As of the Dates Indicated
	9/30/09	6/30/09	3/31/09	12/31/08	9/30/08
	(Dollars in thousands)
Loan Category:
Domestic:
Commercial	$774,755	$776,060	$779,971	$845,410	$803,717
Real estate-construction	480,119	544,889	583,709	579,884	608,968
Commercial real estate-mortgage	2,500,520	2,511,292	2,482,790	2,473,089	2,437,593
Consumer	33,011	35,150	38,615	44,938	41,671
Foreign:
Commercial	38,964	42,672	44,955	50,918	49,153
Other	1,763	1,722	2,126	2,245	2,323
Total gross non-covered loans	$3,829,132	$3,911,785	$3,932,166	$3,996,484	$3,943,425

Covered Loans From The Affinity Acquisition

September 30, 2009
(In thousands)
Commercial	$16,369
Real estate, construction	102,283
Real estate, mortgage	546,611
Consumer	1,049
Total covered loans	$666,312

COMPONENTS OF ALLOWANCE FOR CREDIT LOSSES,

NONPERFORMING ASSETS AND CREDIT QUALITY

MEASURES FOR NON-COVERED LOANS (Unaudited)

	As of or for the:
	Quarter Ended			Year Ended
	9/30/09	6/30/09	3/31/09	12/31/08
	(Dollars in thousands)
ALLOWANCE FOR CREDIT LOSSES (1):
Allowance for loan losses	$114,575	$72,122	$71,361	$63,519
Reserve for unfunded loan commitments	6,011	4,621	5,271	5,271
Allowance for credit losses for non-covered loans	$120,586	$76,743	$76,632	$68,790

NONPERFORMING ASSETS (2):
Nonaccrual loans	$193,618	$156,917	$138,497	$63,470
Other real estate owned	39,210	46,583	47,673	41,310
Total nonperforming assets	$232,828	$203,500	$186,170	$104,780

Allowance for credit losses to loans, net of unearned income	3.15%	1.97%	1.95%	1.72%
Allowance for credit losses to nonaccrual loans	62.28%	48.91%	55.33%	108.4%
Nonperforming assets to total loans and other real estate owned	6.03%	5.15%	4.69%	2.60%
Nonaccrual loans to total loans	5.06%	4.02%	3.53%	1.59%

(1) Applies only to legacy Pacific Western Bank.

(2) Excludes covered nonperforming assets acquired in the Affinity acquisition.

ALLOWANCE FOR CREDIT LOSSES ROLLFORWARD
AND NET CHARGE-OFF MEASUREMENT FOR NON-

COVERED LOANS (1) (unaudited)

	As of or for the:
	Quarter Ended			Year Ended
	9/30/09	6/30/09	3/31/09	12/31/08
	(Dollars in thousands)
Balance at beginning of period	$76,743	$76,632	$68,790	$61,028
Non-covered Loans charged-off:
Commercial	(2,760)	(3,405)	(1,881)	(7,664)
Real estate-construction	(8,224)	(12,757)	(1,572)	(24,998)
Real estate-mortgage	(19,908)	(1,536)	(2,738)	(2,617)
Consumer	(387)	(529)	(216)	(3,947)
Foreign	—	—	(368)	(349)
Total loans charged-off	(31,279)	(18,227)	(6,775)	(39,575)

Recoveries on non-covered loans charged-off:
Commercial	55	64	303	971
Real estate-construction	6	2	—	88
Real estate-mortgage	45	231	190	412
Consumer	16	11	110	47
Foreign	—	30	14	19
Total recoveries on loans charged-off	122	338	617	1,537
Net charge-offs	(31,157)	(17,889)	(6,158)	(38,038)
Provision for credit losses	75,000	18,000	14,000	45,800
Balance at end of period	$120,586	$76,743	$76,632	$68,790

Annualized net charge-offs to average non-covered loans	2.99%	1.83%	0.63%	0.96%

(1) Applies only to legacy Pacific Western Bank.

This press release contains certain non-GAAP financial disclosures for tangible capital.  The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance.  Because the use of tangible capital amounts and ratios is becoming more prevalent among banking regulators, investors and analysts, we disclose our tangible capital ratios in addition to equity-to-assets ratios.

These non-GAAP financial measures are presented for supplemental informational purposes only for understanding the Company’s operating results and should not be considered a substitute for financial information presented in accordance with United States generally accepted accounting principles (GAAP).  The following table presents performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measurements to the GAAP financial measurements.

Non GAAP Measurements (Unaudited)

	Quarter Ended
In thousands, except per share data and percentages	September 30, 2009	June 30, 2009	September 30, 2008

End of period assets	$5,479,598	$4,476,236	$4,363,217
Intangibles	35,651	35,417	36,497
End of period tangible assets	$5,443,947	$4,440,819	$4,326,720

End of period equity	$517,549	$464,097	$376,287
Intangibles	35,651	35,417	36,497
End of period tangible equity	$481,898	$428,680	$339,790

Equity to assets ratio	9.45%	10.37%	8.62%
Tangible common equity ratio	8.85%	9.65%	7.85%

Pacific Western Bank
End of period assets	$5,469,398	$4,468,870	$4,352,569
Intangibles	35,651	35,417	36,497
End of period tangible assets	$5,433,747	$4,433,453	$4,316,072

End of period equity	$593,199	$510,086	$481,541
Intangibles	35,651	35,417	36,497
End of period tangible equity	$557,548	$474,669	$445,044

Equity-to-assets	10.85%	11.41%	11.06%
Tangible common equity ratio	10.26%	10.71%	10.31%

Contact information:

Matt Wagner, Chief Executive Officer, (310) 728-1020

Vic Santoro, Executive Vice President and CFO, (310) 728-1021